Exhibit 99.0

400 Chestnut Ridge Road
Woodcliff Lake, NJ 07677
201-930-3300
NEWS RELEASE

CONTACT: Carol A. Cox, 201-930-3720       EMAIL: ccox@barrlabs.com
Barr Reports GAAP Earnings of $2.03 Per Share for Fiscal 2005 and GAAP Earnings of $0.40 Per Share for Fourth Quarter
Adjusted for Charge Related to Proposed Mircette® Transaction, Earnings were $2.40 and $0.77 Per Share, Respectively
Woodcliff Lake, NJ — September 8, 2005... Barr Pharmaceuticals, Inc. (NYSE: BRL) today reported net earnings of $215.0 million, or $2.03 per fully diluted share, on revenues of $1.05 billion for the fiscal year ended June 30, 2005. The current year results compare with prior year net earnings of $123.1 million, or $1.15 per fully diluted share, on total revenues of $1.31 billion. Adjusted net earnings for fiscal 2005 were $254.3 million, or $2.40 per fully diluted share excluding a charge of $0.37 per fully diluted share related to a potential litigation settlement and product acquisition of Organon’s Mircette® oral contraceptive product. Adjusted net earnings for the fiscal year ended June 30, 2004 were $231.3 million, or $2.17 per fully diluted share, excluding unusual or infrequent charges, as discussed under “Reconciliation of Adjusted Earnings to GAAP Earnings” at the end of this release.
For the fourth quarter ended June 30, 2005, the Company recorded net earnings of $42.1 million, or $0.40 per fully diluted share, on revenues of $280.5 million. In the fourth quarter of fiscal 2004, the Company recorded net earnings of $14.4 million, or $0.13 per fully diluted share, on revenues of $303.2 million. Adjusted earnings for the fourth quarter of fiscal 2005 were $81.4 million, or $0.77 per fully diluted share, excluding the proposed transaction described above. Adjusted net earnings for the fourth quarter of fiscal 2004 were $62.9 million, or $0.59 per fully diluted share, excluding the charges discussed at the end of this release.
Proposed Mircette Transaction
On June 15, 2005 the Company entered into a non-binding Letter of Intent (“LOI”) with Organon (Ireland) Ltd., Organon USA and Savient Pharmaceuticals, Inc. to acquire the New Drug Application (“NDA”) for Mircette®, obtain a royalty free patent license to promote Mircette® in the United States and dismiss all pending litigation between the parties in exchange for a payment by the Company of up to approximately $155 million. This proposed transaction is contingent upon both the satisfactory resolution of the Federal Trade Commission’s (“FTC”) inquiry under Hart Scott Rodino and negotiation of mutually satisfactory definitive agreements by the parties. However, because it includes a payment to settle litigation, the proposed transaction is presumed under Generally Accepted Accounting Principles (“GAAP”) to give rise to a “probable loss,” as defined in Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies”. Based on preliminary valuations of the assets that Barr would acquire if the transaction closes on the terms presently contemplated, the Company has recorded a pre-tax charge of $63 million as of June 30, 2005 to reflect the estimated settlement component of the proposed transaction.

Overview of Results
“New generic product launches including Didanosine and two generic oral contraceptives, and record proprietary sales of $279 million driven by sales of our SEASONALE® extended-cycle oral contraceptive generated strong earnings and operating cash flow of $363 million in fiscal 2005. In addition, the increasing contribution of proprietary products helped to drive overall margins to 70%, up from 51% a year ago,” said Bruce L. Downey, Barr’s Chairman and CEO. “Among other milestones during the year was the settlement of our Niaspan® patent challenge with Kos Pharmaceuticals, Inc. and our investment with PLIVA in the development of a generic biopharmaceutical version of G-CSF.”
“We are pleased with our results for fiscal 2005 and are looking forward to the many opportunities in fiscal 2006, including the anticipated launch of our Enjuvia® hormone therapy product; landmark opportunities in several of our patent challenges, including the recent launch of a generic version of Allegra® Tablets; and, potential business development opportunities to expand our generic and proprietary businesses. We are also working to close the proposed Mircette transaction and will continue to invest heavily in generic and proprietary R&D, positioning Barr for continued success in the future,” Downey added.
Revenues
Generic Product Sales
The Company’s generic product sales for fiscal 2005 were $751 million, compared to $1.15 billion for fiscal 2004. For the fourth quarter, generic product sales were $190 million, compared to $257 million in the prior year period. The primary reason for the declines was the expected decrease in sales of Ciprofloxacin, which were $385 million lower in fiscal 2005 when compared to fiscal 2004, and $40 million lower in the fourth quarter of fiscal 2005 compared to the prior year period.
Oral Contraceptives
Sales of generic oral contraceptives were $397 million for fiscal 2005, down slightly from $404 million in the prior year. For the fourth quarter of fiscal 2005, generic oral contraceptives sales were $101 million, down from $115 million in the prior year period. Sales of our generic oral contraceptives decreased in the fourth quarter and for the fiscal year compared to the prior year periods, as competition on certain of our significant products more than offset full year contributions from products launched during fiscal 2004 and two new products launched in fiscal 2005, as well as market share gains on other existing products. The Company currently manufactures and markets 22 generic oral contraceptives.
Other Generic Products
Sales of other generic products were $355 million in fiscal 2005, a slight decrease from $362 million in fiscal 2004. For the fourth quarter of fiscal 2005, sales of other generic products were $89 million, a decrease from $102 million in the prior year period. The decrease for both periods is primarily related to declining sales of certain existing products, primarily our Dextroamphetamine products, which were partially offset by sales of the Company’s Didanosine product that was launched in December 2004 and increases in sales from other in-line products. Sales of other generic products in the fourth quarter of fiscal 2005 were lower than expected due primarily to the timing of

FDA approval of the Company’s DDAVP® (Desmopressin Acetate) Tablets, 0.1 mg and 0.2 mg application which the Company received on July 1, 2005.
Ciprofloxacin Sales
Sales of Ciprofloxacin were less than $1 million in fiscal 2005. This compares to sales of $385 million for fiscal 2004, $40 million of which was recorded in the fourth quarter ended June 30, 2004. The Company began distributing Ciprofloxacin, an antibiotic, on June 9, 2003 under a non-exclusive supply agreement. The decrease in distributed Ciprofloxacin sales, which was anticipated by the Company, resulted from the expiration of the pediatric exclusivity period of the Company’s supplier on June 9, 2004 and the subsequent launch of competitive generic versions of Ciprofloxacin.
Proprietary Product Sales
Sales of the Company’s proprietary products increased 91% to $279 million for fiscal 2005, compared to $146 million for the prior year. For the fourth quarter of fiscal 2005, proprietary product sales were $80 million, compared to $44 million in the prior year period.
Sales of our SEASONALE® extended-cycle oral contraceptive, launched in November 2003, along with contributions from products acquired during fiscal 2005 and full year sales of products acquired in the second half of fiscal 2004, drove proprietary sales growth. Sales of SEASONALE® were $87 million for fiscal 2005, compared to $25 million in the prior year period and $26 million for the fourth quarter of fiscal 2005, compared to $7 million in the prior year period.
Margins
The gross profit margins earned on product sales for fiscal 2005 were 70%, compared to 51% in the prior fiscal year. For the quarter ended June 30, 2005, margins were 71%, an increase from 61% in the prior year period. This significant increase for both the fiscal year and the fourth quarter of fiscal 2005 is primarily attributable to an improved mix of product sales principally driven by the substantial reduction in sales of the Company’s distributed Ciprofloxacin product, which carried a significantly lower margin than the Company’s manufactured products, and an increasing percentage of sales from higher margin proprietary products.
Update on R&D Activities
Investment in research and development totaled $128 million in fiscal 2005, compared to $169 million in the prior year period. Last year’s R&D expenses included $68 million of acquired in-process R&D and intangible write-offs, detailed under “Reconciliation of Adjusted Earnings to GAAP Earnings”. For the fourth quarter of fiscal 2005, R&D expenses totaled $33 million, compared to $24 million in the prior year period.
The investment in R&D for the year ended June 30, 2005 reflected higher third party development costs, increased costs associated with a greater number of bioequivalence studies and an increase in internal production and headcount costs.

Generic Products
The Company has approximately 35 Abbreviated New Drug Applications, including tentatively approved applications, currently pending at the FDA targeting branded pharmaceutical products with an estimated $10.3 billion in sales. During the fourth quarter of fiscal 2005, Barr received seven product approvals, four of which were related to patent challenges.
Proprietary Products
The Company currently has four NDAs pending at the FDA and several proprietary products in clinical development, one of which is in Phase III studies.
Selling, General and Administrative
SG&A expenses were $299 million for fiscal 2005, compared to $315 million for the prior year. For the fourth quarter of fiscal 2005, SG&A expenses were $117 million, compared to $138 million in the prior year period. The current quarter and fiscal 2005 SG&A totals include the $63 million charge related to Mircette described above, while last year’s fourth quarter and fiscal year included charges totaling $77 million and $97 million respectively that are detailed under “Reconciliation of Adjusted Earnings to GAAP Earnings” at the end of this release. Adjusted SG&A in fiscal 2005 totaled $236 million compared to adjusted fiscal 2004 SG&A of $218 million, while adjusted SG&A in the fourth quarter of fiscal 2005 totaled $54 million compared to adjusted fourth quarter of fiscal 2004 SG&A of $62 million.
SG&A for fiscal 2005, excluding the special charges for both fiscal 2005 and 2004, increased $18 million or 8% compared to same period last year, primarily reflecting increased marketing costs associated with the Company’s proprietary product portfolio and higher intangible amortization expense on proprietary products purchased since the beginning of fiscal 2004. SG&A for the fourth quarter of fiscal 2005, excluding the special charges for the fourth quarter of both fiscal 2005 and 2004, declined $8 million or 13% compared to same period last year, reflecting lower legal costs and lower marketing costs primarily related to SEASONALE®.
Tax Rate
The Company’s tax rate for fiscal 2005 was 34.8%, compared to 36.7% for the prior year. For the fourth quarter ended June 30, 2005, the Company’s tax rate was 29.6% compared to 36.7% in the prior year period. The tax rate for the fourth quarter and year ended June 30, 2005 was positively impacted by a $3 million or $0.03 per fully diluted share tax benefit resulting from the completion of several tax audits that concluded during the fourth quarter, the utilization of a capital loss that had a valuation allowance and a change in the mix of income among the states where the Company has manufacturing facilities.
Balance Sheet
The Company’s cash, cash equivalents and total marketable securities totaled $697 million at June 30, 2005, up from $541 million at the end of last year. Operating cash flows totaled $363 million for fiscal 2005, up 41% from $258 million in fiscal 2004, driven primarily by net income.
Financial Outlook
The Company estimates diluted earnings per share will be approximately $2.95 - $3.10 for the fiscal year ending June 30, 2006. The Company’s guidance for fiscal 2006 includes for the first time Stock-Based

Compensation charges, as required under Statement of Financial Accounting Standard (“SFAS”) No. 123 (R) effective July 1, 2005, of approximately $0.19 per fully diluted share. The Company’s previously reported fiscal year results have not reflected these charges in the past. Fiscal 2006 guidance, however, does not include potential costs and revenues associated with any additional business development activities or litigation settlements that may be completed by June 30, 2006 or any potential impact resulting from the Company’s share repurchase program that is authorized through December 31, 2005.
Conference Call/Webcast
Barr will host a conference call at 8:30 AM Eastern time on Thursday, September 8th to discuss the earnings results for the fourth quarter and full year ended June 30, 2005. The number to call from within the United States is (800) 553-0349 and persons outside the United States should call (651) 224-7497. A replay of the conference call will be available from 12 Noon Eastern time on September 8th through 11:59 PM Eastern time September 10th and can be accessed by dialing (800) 475-6701 in the United States or (320) 365-3844 Internationally and using the access code 792994.
The conference call will also be Webcast live on the Internet. Investors and other interested parties may access the live webcast through the Investor Relations section, under Calendar of Events, on Barr’s website at www.barrlabs.com.
Log on at least 15 minutes before the call begins to register and download or install any necessary audio software.
Barr Pharmaceuticals, Inc. is a holding company, whose principal subsidiaries, Barr Laboratories, Inc. and Duramed Pharmaceuticals, Inc., develop, manufacture and market generic and proprietary pharmaceuticals.
Forward-Looking Statements
Except for the historical information contained herein, the statements made in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by their use of words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning. Because such statements inherently involve risks and uncertainties that cannot be predicted or quantified, actual results may differ materially from those expressed or implied by such forward-looking statements depending upon a number of factors affecting the Company’s business. These factors include, among others: the difficulty in predicting the timing and outcome of legal proceedings, including patent-related matters such as patent challenge settlements and patent infringement cases; the outcome of litigation arising from challenging the validity or non-infringement of patents covering our products; the difficulty of predicting the timing of FDA approvals; court and FDA decisions on exclusivity periods; the ability of competitors to extend exclusivity periods for their products; our ability to complete product development activities in the timeframes and for the costs we expect; market and customer acceptance and demand for our pharmaceutical products; our dependence on revenues from significant customers; reimbursement policies of third party payors; our dependence on revenues from significant products;

the use of estimates in the preparation of our financial statements; the impact of competitive products and pricing on products, including the launch of authorized generics; the ability to launch new products in the timeframes we expect; the availability of raw materials; the availability of any product we purchase and sell as a distributor; the regulatory environment; our exposure to product liability and other lawsuits and contingencies; the increasing cost of insurance and the availability of product liability insurance coverage; our timely and successful completion of strategic initiatives, including integrating companies and products we acquire and implementing our new enterprise resource planning system; fluctuations in operating results, including the effects on such results from spending for research and development, sales and marketing activities and patent challenge activities; the inherent uncertainty associated with financial projections; changes in generally accepted accounting principles; and other risks detailed from time-to-time in our filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the fiscal year ended June 30, 2004.
The forward-looking statements contained in this press release speak only as of the date the statement was made. The Company undertakes no obligation (nor does it intend) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required under applicable law.
[EDITOR’S ADVISORY: Barr Pharmaceuticals, Inc. news releases are available free of charge through PR Newswire’s News On-Call site at http://www.prnewswire.com/comp/089750.html. Barr news releases and corporate information are also available on Barr’s website (www.barrlabs.com). For complete indications, warnings and contraindications, contact Barr Laboratories’ Product Information Department at 1-800-Barr Lab. All trademarks referenced herein are the property of their respective owners.]
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Barr Pharmaceuticals, Inc. Selected Financial Data
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2005	2004	2005
	(unaudited)	(unaudited)	(unaudited)	2004
Revenues:
Product sales	$270,124	$301,380	$1,030,174	$1,296,709
Alliance, development and other revenue	10,391	1,788	17,225	12,379

Total revenues	280,515	303,168	1,047,399	1,309,088
Costs and expenses:
Cost of sales	78,730	118,834	304,080	632,745
Selling, general and administrative	117,069	138,460	298,908	314,500
Research and development	33,245	24,217	128,384	168,995

Earnings from operations	51,471	21,657	316,027	192,848
Interest income	4,230	1,576	11,449	5,768
Interest expense	112	611	1,463	2,643
Other income (expense)	4,272	45	3,863	(1,533)

Earnings before income taxes	59,861	22,667	329,876	194,440
Income tax expense	17,740	8,307	114,888	71,337

Net earnings	$42,121	$14,360	$214,988	$123,103

Earnings per common share — diluted:
Net earnings	$0.40	$0.13	$2.03	$1.15
Weighted average shares — assuming dilution	106,347	107,390	106,052	106,661

	As of
	June 30, 2005	As of
	(unaudited)	June 30, 2004
Cash & cash equivalents	$115,793	$28,508
Marketable securities — Current and long-term	581,255	512,889
Accounts receivable	152,599	153,890
Other receivables	21,411	60,848
Inventory	137,638	150,252
Accounts payable & accrued liabilities	194,171	179,059
Working capital	780,386	670,601
Total assets	1,482,846	1,333,269
Total debt	20,939	40,802
Shareholders’ equity	1,233,970	1,042,046

	Twelve Months Ended
	June 30,
	2005
	(unaudited)	2004
Cash flow provided by operations	$363,035	$258,099
Capital expenditures	55,157	46,907

Barr Pharmaceuticals, Inc.
Reconciliation of EPS to Adjusted EPS
For the three and twelve months ended June 30, 2005 and 2004
(unaudited)

	Three Months Ended
	June 30,
	2005	2004
Earnings per common share — assuming dilution	$0.40	$0.13
After tax effect of:
Mircette charge	0.37	—
Galen patent settlement costs	—	0.05
Solvay Arbitration award	—	0.41

Earnings per common share — assuming dilution, net of charges	$0.77	$0.59

	Twelve Months Ended
	June 30,
	2005	2004
Earnings per common share — assuming dilution	$2.03	$1.15
After tax effect of:
Mircette charge	0.37	—
Galen patent settlement costs	—	0.05
Solvay Arbitration award	—	0.41
In-process research and development acquired from Endeavor	—	0.21
Emergency contraception acquisition charges	—	0.12
Write-off of intangible asset	—	0.13
Provision for losses on loans to Natural Biologics	—	0.10

Earnings per common share — assuming dilution, net of charges	$2.40	$2.17

Reconciliation of Adjusted Earnings to GAAP Earnings
To supplement its consolidated financial statements presented in accordance with GAAP, the Company is providing this summary to reflect the adjusted earnings per share effect of certain unusual or infrequent charges or benefits that were taken or received in the quarter and year ended and June 30, 2005 and 2004. The fiscal 2004 charges were previously detailed in the earnings press releases the Company issued on August 5, 2004. The Company believes that the adjusted earnings per share information presented above provides useful information to both management and investors concerning the approximate impact of the above items. The Company also believes that including the effect of these items in earnings per share allows management and investors to better compare the Company’s financial performance from period-to-period, and to better compare the Company’s financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with GAAP.
Fiscal 2005
For the quarter and year ended June 30, 2005, these excluded charges consist of the following:
Selling, General & Administrative
•	An after tax charge of $0.37 per fully diluted share related to the $63.2 million charge related to a potential litigation settlement and product acquisition of Organon’s Mircette®.
Fiscal 2004
For the quarter ended June 30, 2004, these excluded charges consist of the following:
Selling, General & Administrative
•	An after-tax charge of $0.41 per fully diluted share resulting from the $68.2 million award rendered in favor of Solvay Pharmaceuticals, Inc. by the arbitration panel adjudicating the claim by Solvay that the Company’s wholly owned subsidiary, Duramed Pharmaceuticals, Inc., did not properly terminate its contract with Solvay regarding the joint promotion of Duramed’s Cenestin® Tablets; and
•	An after-tax charge of $0.05 per fully diluted share resulting from a charge of $8.5 million related to the settlement of patent challenge litigation between Galen Holdings PLC and the Company regarding Galen’s Estrostep® oral contraceptive and femhrt® hormone therapy products.
In addition to the above charges recorded during the fourth quarter of fiscal 2004, fiscal 2004 results also excluded the following charges:

Research & Development
•	An after-tax charge of $0.21 per fully diluted share taken in the quarter ended December 31, 2003 resulting from a $35.6 million write-off of in-process research and development acquired from Endeavor Pharmaceuticals, Inc.;
•	An after-tax charge of $0.13 per fully diluted share taken in the quarter ended March 31, 2004 resulting from the $22.3 million write-off associated with acquiring from Schering AG the worldwide rights to the oxybutynin transvaginal ring product for urinary incontinence that is currently in development; and
•	Combined after-tax charges of $0.12 per fully diluted share taken in the quarter ended March 31, 2004 resulting from the $10.3 million in-process research and development charge associated with the emergency contraception acquisition from Women’s Capital Corporation, and from the $4.2 million acquisition of certain emergency contraception assets from Gynetics, Inc., which was recorded in selling, general and administrative.
Selling, General & Administrative
•	An after-tax charge of $0.10 per fully diluted share taken in the quarter ended September 30, 2003 related to the establishment of a $15.7 million reserve against the amount of principal and accrued interest owed to Barr by Natural Biologics, LLC.